The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant To Rule 424(b)(5)

Registration Statement No. 333-73285

Subject to Completion, Dated May 24, 2001

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated March 30, 1999)

$500,000,000

Delphi Automotive Systems Corporation

              % Notes due 2006

     The notes (the “Notes”) will bear interest at      % per year and will mature on                , 2006. We will pay interest on the Notes on                     and                     of each year, beginning                     . We may redeem the Notes prior to maturity, in whole or in part, as described in this prospectus supplement.

Investing in the Notes involves certain risks.

See “Risk Factors” beginning on page S-6.

Proceeds
	Public Offering	Underwriting	Before
	Price(1)	Discount	Expenses

Per Note	%	%	%

Total	$	$	$

(1)	Plus accrued interest from , 2001, if settlement occurs after that date.

     Neither the United States Securities and Exchange Commission nor any foreign or state securities commission, the Luxembourg Stock Exchange nor any foreign governmental agency have approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Notes are being offered for sale in the United States, Europe and Asia. We intend to apply to have the Notes listed and traded in accordance with the rules of the Luxembourg Stock Exchange. The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Banking Luxembourg or the Euroclear System, as the case may be, on or about                     , 2001.

Joint Bookrunners

Bear, Stearns & Co. Inc.	Credit Suisse First Boston

Co-Lead Managers

JPMorgan	Salomon Smith Barney

Co-Managers

Banc of America Securities LLC	Dresdner Kleinworth Wasserstein	Merrill Lynch & Co.

Morgan Stanley Dean Witter	The Williams Capital Group, L.P.

The date of this prospectus supplement is          , 2001.

      The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document and the accompanying prospectus.

      No person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell or to buy only the Notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement or the accompanying prospectus as well as information previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference is current only as of the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

      Offers and sales of the Notes are subject to restrictions in relation to the United Kingdom, details of which are set out in “Underwriting” below. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe for and purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

      Each underwriter has confirmed that it understands that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, each underwriter has represented and agreed that it will not offer or sell, directly or indirectly, any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

      We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and the sale of the Notes is not conditioned on obtaining this listing.

      References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” the “company” and “Delphi” are to Delphi Automotive Systems Corporation.

      In this prospectus supplement and the accompanying prospectus, unless otherwise specified or the context otherwise requires, references to “dollars,” “$” and “U.S. $” are to United States dollars.

FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Delphi and its representatives may periodically make written or oral statements that are “forward-looking,” including statements included in this prospectus supplement and accompanying prospectus as well as other filings with the SEC and in reports to our stockholders. All statements which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of global restructuring or other initiatives, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. Principal important factors, risks and uncertainties which may cause actual results to differ from those expressed in forward-looking statements set forth in this prospectus supplement and accompanying prospectus include: our ability to increase non-General Motors Corporation (“GM”) sales and achieve the labor benefits expected from our separation from GM; our ability to retain GM business; potential increases in our warranty costs; our ability to successfully implement our global restructuring plans; changes in the economic conditions or political environment in the markets in which we operate; currency exchange rate fluctuations; financial or market declines of our customers or significant business partners; labor disruptions or material shortages; the level of competition in the automotive industry; significant downturns in the automobile production rate; costs relating to legal and administrative proceedings; changes in laws or regulations pertaining to the automotive industry; our ability to realize costs savings expected to offset price reductions; our ability to make pension and other post-retirement payments at levels anticipated by management; our ability to successfully exit non-performing businesses and absorb contingent liabilities related to divestitures; our ability to complete and integrate acquisitions; changes in technology and technological risks; our ability to protect and assert patent and other intellectual property rights; our ability to provide high quality products at competitive prices, to develop new products to meet changing consumer preferences and to meet changing vehicle manufacturers supply requirements on a timely, cost effective basis; and other factors, risks and uncertainties discussed in the Delphi Automotive Systems Corporation Annual Report on Form 10-K for the year ended December 31, 2000 and other filings with the SEC. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

SUMMARY

      The information contained in this summary is qualified in its entirety by and should be read together with the more detailed information and financial statements incorporated by reference in this prospectus supplement and accompanying prospectus.

The Company

      Overview. Delphi is a world leading supplier of vehicle electronics, transportation components, integrated systems and modules, with 2000 net sales of $29.1 billion. We have extensive technical expertise in a broad range of product lines and strong systems integration skills, which enable us to provide comprehensive, systems-based solutions to vehicle manufacturers (“VMs”). We have established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world. We sell our products to the major VMs around the world. We operate our business along three major product sectors, which work closely together to coordinate product development and marketing efforts. Our three product sectors are: Electronics & Mobile Communication, which includes our automotive electronics and audio and communication systems; Safety, Thermal & Electrical Architecture, which includes our safety, thermal and power and signal distribution products; and Dynamics & Propulsion, which includes our energy and engine management, chassis and steering products.

      We also sell our products to the worldwide aftermarket for replacement parts. Our select portfolio of high-quality aftermarket products falls under five key categories: under car, thermal systems, energy/engine management systems, electronics and remanufactured parts. By leveraging our strong electronics competency, technical knowledge, product portfolio and distribution network, we are able to offer a diversified line of aftermarket products.

      We are increasingly selling our products to non-VM customers. The growth in non-VM markets, which includes communications, military, aerospace, agriculture and construction, is fueled by our ability to leverage existing automotive technologies. We will continue to look for opportunities to use our base competencies beyond the automotive industry.

      History. Delphi was incorporated in Delaware in late 1998, as a wholly owned subsidiary of GM. Before January 1, 1999, GM conducted the business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of the Delphi business sector were transferred to Delphi and its subsidiaries in accordance with the terms of a Master Separation Agreement to which Delphi and GM are parties (the “Separation Agreement”). We became an independent company during 1999 through a series of transactions (the “Separation”). The Separation occurred in two stages, the first of which involved an initial public offering (the “IPO”) on February 5, 1999, and the second of which involved the distribution of Delphi’s remaining shares owned by GM on May 28, 1999.

      Global Restructuring Plans and Impairment Charges. As a result of uncertain industry conditions and the decision to more rapidly implement Delphi’s long-term portfolio plans, on March 29, 2001, Delphi announced global restructuring plans designed to reduce structural costs, improve the earnings power of Delphi’s portfolio of businesses and streamline structure. The plans include intentions to sell, close or consolidate nine plants, downsize the work force at more than 40 other facilities, and exit selected under-performing and non-core products. The restructuring plans are expected to reduce Delphi worldwide employment by approximately 11,500 positions. The plans include exiting businesses across all sectors with sales totaling approximately $900 million, representing approximately 20% of the $4 billion to $5 billion of businesses that have been under management’s portfolio review. The actions comprising the restructuring plans will take place by March 31, 2002. In connection with the restructuring plans, we recognized restructuring charges of approximately $536 million in the first quarter of 2001. Delphi expects to begin to realize the benefits of our restructuring actions in the second half of 2001 and in even greater measure in 2002 and beyond.

      In the first quarter of 2001, we also recorded asset impairment charges of $63 million related to long-lived assets at the sites impacted by the restructuring plans and impairment charges of $18 million related to permanent declines in the value of certain joint ventures.

      As a result of these actions, we recorded total charges of $617 million ($404 million after-tax) in the first quarter of 2001.

      Acquisitions. On March 30, 2001, Delphi acquired substantially all of the assets and assumed certain liabilities of Eaton Corporation’s Vehicle Switch/ Electronics Division, now Delphi Mechatronic Systems, for approximately $0.3 billion. The purchase price is subject to adjustment for certain post-closing events including governmental approval of the transfer of certain assets in Poland. Delphi Mechatronic Systems is a global producer of electromechanical switches, mechatronic modules and body electronics for the light vehicle industry with 2000 sales of $320 million, primarily in North America. Delphi Mechatronic Systems’ technology, complemented by our extensive electrical and electronic integration capabilities, will enable us to offer customers new solutions in modular cockpits, doors and overhead systems. The Delphi Mechatronic Systems acquisition supports our goals of enhancing our technology, diversifying our customer base and geographic footprint, and leveraging our system integration capabilities.

      In January, 2000, Delphi completed the purchase of Lucas Diesel Systems from TRW Inc. for $0.8 billion, net of cash acquired. Lucas Diesel Systems, now Delphi Diesel Systems, is the world’s second largest producer of diesel fuel-injection systems for light, medium and heavy-duty vehicles. We believe that this acquisition supports our key initiatives by adding new high-growth diesel product lines, increasing our European sales by more than 18%, complementing our gasoline engine management systems capabilities and increasing our non-GM sales by 10% to approximately $8.5 billion during 2000.

      In February, 2000, Delphi completed the acquisition of Automotive Products Distribution Services (“APDS”). APDS, now Delphi Lockheed Automotive, is a leading European distributor of automotive aftermarket products for passenger cars and commercial vehicles. We believe this acquisition strengthens our portfolio and distribution in the global aftermarket, providing distribution networks for our existing product lines as well as existing APDS products.

The Offering

Securities Offered	$500,000,000 principal amount of % Notes due , 2006

Maturity Date	The Notes will mature on , 2006.

Interest Rate	% per annum, accruing from , 2001

Interest Payment Dates

Redemption	The Notes are not subject to a sinking fund. The Notes are redeemable before maturity at the option of Delphi, in whole or in part, at the redemption price set forth herein plus accrued interest, and are redeemable in whole, but not in part, at 100% of the principal amount plus accrued interest on the Notes in the event of certain changes relating to United States taxation. See “Description of the Notes — Optional Redemption” and “— Redemption for Tax Reasons.”

Ranking	The Notes are unsecured and unsubordinated indebtedness of Delphi and will rank equal with Delphi’s other unsecured and unsubordinated debt.

Use of Proceeds	Delphi intends to use the net proceeds from the offering of the Notes (the “Offering”) to reduce a portion of its commercial paper borrowings.

RISK FACTORS

      In considering whether to purchase the Notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below.

We Depend on GM as a Customer

      GM accounted for 71% of our total net sales in fiscal 2000. If we are unable to compete effectively for new business with GM’s other suppliers, our revenues may decline. In connection with our separation from GM in 1999, we entered into a supply agreement with GM affording us limited bidding rights on new GM products. Our rights under this supply agreement terminate on January 1, 2002. After the expiration of the supply agreement, we will bid for GM’s automotive parts business on the same basis as our competitors, and to compete effectively will need to continue to satisfy GM’s pricing, service, technology and increasingly stringent quality and reliability requirements, which, because we are GM’s largest supplier, particularly affect us. For these reasons, we cannot provide any assurance as to the amount of our future business with GM. While we intend to continue to focus on retaining and winning GM’s business, we cannot assure you that we will succeed in doing so. Additionally, our revenues may be affected by decreases in GM’s business or market share.

Our Revenues May Continue to Decline Due to Adverse Conditions in Our Market

      As a result of lower production schedules for our customers in North America, our largest market, and a weaker U.S. aftermarket, our revenues for the first quarter of 2001 were approximately 16% lower than the comparable period in 2000. Such adverse market conditions may continue for an extended period of time. If they continue, these conditions could result in additional continued revenue declines and could adversely affect our earnings and financial condition. We have implemented productivity improvements and streamlining activities designed to mitigate the impact of reduced demand, and implemented global restructuring plans. However, we cannot assure you that any such actions will be effective or sufficient to offset the impact of these adverse market conditions.

We May Incur Material Losses and Costs as a Result of Product Liability and Warranty Claims That May Be Brought Against Us

      We face an inherent business risk of exposure to product liability and warranty claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury and/or property damage. We cannot assure you that we will not experience any material warranty or product liability losses in the future or that we will not incur significant costs to defend such claims. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a recall involving such products. Each vehicle manufacturer has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with product liability claims. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a material adverse effect on our business. Vehicle manufacturers are also increasingly requiring their outside suppliers to guarantee or warrant their products and to bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which we supply products to a vehicle manufacturer, a vehicle manufacturer may hold us responsible for some or all of the repair or replacement costs of such products under new vehicle warranties, when the product supplied did not perform as represented. A few VMs have advised us that they intend to pursue warranty claims to a greater extent than previously. In particular, GM continues to assert pre-separation warranty claims that we are challenging. We cannot assure you that our costs associated with providing product warranties will not be material.

USE OF PROCEEDS

      We estimate that the net proceeds from the Offering, after deducting the underwriting discount and expenses of the Offering, will be approximately $  . We intend to use such proceeds to reduce a portion of our commercial paper borrowings, including debt of $0.3 billion arising from the purchase of Delphi Mechatronic Systems. At March 31, 2001, $1.3 billion was outstanding under our commercial paper programs at an average weighted interest rate of 5.6%. Borrowings under these programs are for a maximum of 365 days from issuance.

CAPITALIZATION

      Set forth below is the historical capitalization of our company on a consolidated basis at March 31, 2001 and as adjusted to give effect for the offering of the Notes pursuant to this prospectus supplement and for the reduction of a portion of our commercial paper borrowings with the net proceeds of the Offering. You should read the information set forth below in conjunction with “Selected Financial Data” which appear elsewhere in this prospectus supplement and our consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2001

	Actual	As Adjusted

	(unaudited)
	(in millions)

Debt:

Notes payable and current portion of long-term debt	$1,477

Long-term debt	1,891 (1)

Notes offered hereby	—

Total debt	3,368

Equity:

Common stock, $0.01 par value, 1,350 million shares authorized and 565 million shares issued and outstanding	6		6

Additional paid-in capital	2,450		2,450

Retained earnings	1,401		1,401

Other comprehensive income	(541)		(541)

Treasury stock, at cost, 5.1 million shares	(94)		(94)

Total equity	3,222		3,222

Total capitalization	$6,590	$

(1)	In accordance with our plan and ability to refinance the Delphi Mechatronic Systems acquisition on a long-term basis, we reclassified the associated commercial paper and line of credit borrowings totaling $0.3 billion to long-term debt as of March 31, 2001. Such amounts will be refinanced with a portion of the net proceeds of the Notes.

SELECTED FINANCIAL DATA

      The following selected financial data reflects our historical results of operations and cash flows. Selected financial data for the periods prior to 1999 reflect the historical results of operations and cash flows of the businesses that were considered part of the Delphi business sector of GM during each respective period. In addition, the data for all periods include amounts relating to Delco Electronics, the electronics and mobile communication business that was transferred by GM to Delphi in December 1997. The historical consolidated statement of operations data for the years 1996-1998 do not reflect many significant changes that have occurred in the operations and funding of our company as a result of our separation from GM and our IPO. The historical consolidated balance sheet data reflects the assets and liabilities transferred to our company in accordance with the Separation Agreement.

      The selected financial data of Delphi should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and accompanying prospectus. Our consolidated statements of operations and cash flows for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 and the consolidated balance sheets as of December 31, 2000, 1999, 1998, 1997 and 1996 have been audited. The financial data for the three months ended March 31, 2001 and 2000 are derived from Delphi’s unaudited consolidated financial statements. The unaudited financial information reflects all adjustments (consisting only of normal recurring adjustments) that Delphi considers necessary for a fair statement of its consolidated financial position for such periods.

      The financial information presented may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the years 1996-1998. You should read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which describe a number of factors which have affected our financial results, including the global restructuring plans and impairment charges, acquisitions of Delphi Mechatronic Systems, Delphi Diesel Systems and Delphi Lockheed Automotive, significant price reductions as GM implemented its global sourcing initiative, work stoppages at both GM and Delphi and charges associated with underperforming assets.

	Three Months
	Ended
	March 31,			Year Ended December 31,

	2001(1)	2000(2)		2000(2)		1999		1998	1997		1996

	(in millions, except per share amounts)

Statement of Operations Data:(3)

Net sales	$6,535	$7,804		$29,139		$29,192		$28,479	$31,447		$31,032

Operating expenses:

Cost of sales, excluding items listed below	5,901	6,596		24,744		25,035		26,135	27,710		27,471

Selling, general and administrative	378	459		1,715		1,619		1,463	1,415		1,445

Depreciation and amortization	317	232		936		856		1,102	1,970		843

Restructuring	536	—		—		—		—	—		—

Acquisition-related in-process research and development	—	51		51		—		—	—		—

Operating income (loss)	(597)	466		1,693		1,682		(221)	352		1,273

Interest expense	(56)	(40)		(183)		(132)		(277)	(287)		(276)

Other (expense) income, net	(3)	34		157		171		232	194		115

Income (loss) before income taxes	(656)	460		1,667		1,721		(266)	259		1,112

Income tax expense (benefit)	(227)	170		605		638		(173)	44		259

Net income (loss)	$(429)	$290		$1,062		$1,083		$(93)	$215		$853

Basic earnings (loss) per share	$(0.77)	$0.51		$1.89		$1.96		$(0.20)	$0.46		$1.83

Diluted earnings (loss) per share	$(0.77)	$0.51		$1.88		$1.95		$(0.20)	$0.46		$1.83

Cash dividends declared per share(4)	$0.07	$0.07		$0.28		$0.21		$—	$—		$—

Statement of Cash Flows Data:

Cash provided by (used in) operating activities	$296	$(520)		$268		$(1,214)		$849	$2,918		$2,701

Cash used in investing activities	(420)	(1,200)		(2,054)		(1,055)		(1,216)	(1,320)		(995)

Cash provided by (used in) financing activities	146	1,109		1,094		2,878		384	(1,549)		(1,686)

Other Financial Data:

EBITDA(5)	$(293)	$769		$2,789		$2,613		$1,056	$2,459		$2,182

Ratio of earnings to fixed charges(6)	N/A	9.7	x	7.9	x	10.6	x	N/A	1.7	x	4.3	x

Balance Sheet Data (at end of period):

Total assets	$18,555	$18,980		$18,521		$18,350		$15,506	$15,026		$15,390

Total debt	3,368	2,927		3,182		1,757		3,500	3,500		3,500

Stockholders’ equity (deficit)	3,222	3,434		3,766		3,200		9	(413)		922

(1)	Excluding the restructuring and impairment charges of $617 million ($404 million after-tax), operating income would have been $2 million, loss before taxes would have been $39 million, net loss would have been $25 million and basic and diluted loss per share would have been $0.04.

(2)	Excluding the one-time, non-cash charge of $51 million ($32 million after-tax) resulting from acquisition-related in-process research and development, for the year ended December 31, 2000, operating income would have been $1,744 million, income before income taxes would have been $1,718 million, net income would have been $1,094 million and basic and diluted earnings per share would have been $1.95 and $1.94, respectively. For the three months ended March 31, 2000, operating income would have been $517 million, income before income taxes would have been $511 million, net income would have been $322 million, and basic and diluted earnings per share would have been $0.57.

(3)	Delphi became a separate company in 1999. The data for 1996-1998 represents results when Delphi was an operating sector within GM.

(4)	As we became a public company on February 5, 1999, dividend data for the years ending before our IPO is not applicable.

(5)	“EBITDA” is defined as income before provision for interest expense and interest income, income taxes, acquisition-related in-process research and development, depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. For the three months ended March 31, 2001, excluding the restructuring and investment impairment charges of $536 million and $18 million, respectively, EBITDA would have been $261 million.

(6)	Earnings include net income plus fixed charges. Fixed charges consist of interest expenses and an estimated interest component of rent expense. For the three months ended March 31, 2001 and the year ended December 31, 1998, fixed charges exceeded earnings by $661 million and $320 million, respectively, resulting in a ratio of less than one.

DESCRIPTION OF THE NOTES

      Information in this section should be read in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.

General

      The Notes are in the aggregate principal amount of $500,000,000, mature on                , 2006 and bear interest at      % per annum.

The Notes:

•	will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

•	will be issued pursuant to an Indenture dated April 28, 1999, as supplemented on , 2001 (the “Indenture”), between Delphi and Bank One Trust Company, N.A., as trustee (the “Trustee”).

•	are redeemable before maturity at the option of Delphi, in whole or in part, at the redemption price set forth herein plus accrued interest, and are redeemable in whole, but not in part, at 100% of the principal amount plus accrued interest on the Notes in the event of certain changes relating to United States taxation.

•	are not subject to any sinking fund.

•	will be represented by one or more global certificates in fully registered form. Except in certain limited circumstances, the Notes will not be issued in definitive form. If the Notes are issued in definitive form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements.

•	will be listed and traded in accordance with the rules of the Luxembourg Stock Exchange, if Delphi’s application for listing to the Luxembourg Stock Exchange is approved.

•	represent unsecured and unsubordinated debt.

•	will be repaid at par at maturity.

•	will rank equal with Delphi’s other unsecured and unsubordinated debt.

•	Interest:

•	is payable on and of each year, payable to the persons in whose names the Notes are registered at the close of business on and , as the case may be, prior to the payment date.

•	will be calculated on the basis of a 360-day year of twelve 30-day months.

•	payments begin on , 2001 and interest will begin to accrue from , 2001.

      We will deliver to the Trustee, annually, an officers’ certificate as to the existence or absence of defaults under the Indenture. We may, without the consent of the holders of the Notes, issue additional securities having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional securities, together with the related series of Notes, will consist of a single series of securities under the Indenture on the same terms and conditions and with the same CUSIP number(s).

Optional Redemption

      The Notes may be redeemed in whole at any time or in part from time to time, at the option of Delphi at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on Notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming

a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus           basis points plus accrued and unpaid interest on the principal amount being redeemed at the redemption date.

      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

      “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

      “Independent Investment Banker” means either Bear, Stearns & Co. Inc. or Credit Suisse First Boston Corporation, and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with Delphi.

      “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means (1) Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation, and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), Delphi will substitute for such underwriter another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with Delphi.

      “The Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days before the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate.

Book-Entry, Delivery and Form

      The Notes will be issued in the form of one or more definitive global securities in registered form (each, a “Global Security”). The Global Securities will be deposited, until all obligations of Delphi with respect to the Notes are satisfied, with, or on behalf of, The Depository Trust Company (“DTC”) and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (the “DTC Participants”). Investors may elect to hold their interests in the Global Securities through either DTC or Clearstream Banking Luxembourg (“Clearstream”) or Euroclear Bank, S.A./ N.V., as operator of the Euroclear System (“Euroclear”), either directly if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. The Chase Manhattan Bank will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream (in such capacities, the “U.S. Depositaries”). Beneficial interests in the Global Securities may be held in denominations of $1,000 and integral multiples thereof. The Global Securities may be transferred, as a whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      So long as DTC or its nominee is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Security for all purposes of the Notes. Owners of beneficial interests in Global Securities will not be entitled to have the Notes represented by such Global Securities registered in their names. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC, or its nominee, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Notes.

      DTC advises that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of securities. DTC Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to DTC Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

      Clearstream is a division of Clearstream International, which advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions among Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

      Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

      Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions among Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank, C.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems Public Limited Company (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policies for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator was created on December 31, 2000 and assumed responsibility for operations of Euroclear from Morgan Guaranty Trust Company. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

      Notes will not be issued in definitive form, except in very limited circumstances. If any of Euroclear, Clearstream or DTC notifies Delphi that it is unwilling or unable to continue as a clearing system in connection with the Global Securities or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by Delphi within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, Delphi will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Securities upon delivery of such Global Securities for cancellation. In the event definitive Notes are issued, the holders thereof will be able to receive payments on the Notes and effect transfers of the Notes at the offices of the Luxembourg paying agent and transfer agent. Delphi has appointed Banque Internationale a Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the Notes in definitive form, and as long as the Notes are listed on the Luxembourg Stock Exchange, Delphi will maintain a paying agent and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See “— Notices.”

Global Clearance and Settlement Procedures

      Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such systems in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

      Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Payment of Additional Amounts

      Delphi will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by Delphi or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of Delphi as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor section; or

(e) being or having been a bank that acquired the Notes in consideration of an extension of credit to Delphi made pursuant to a loan agreement entered into the ordinary course of business;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such tax, assessment or other governmental charge;

(4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by Delphi or a paying agent from the payment;

(5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of items (1), (2), (3), (4), (5), (6) or (7) above.

      The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “— Payment of Additional Amounts,” Delphi will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

      As used under this heading “— Payment of Additional Amounts” and under the headings “— Redemption for Tax Reasons” and “Material United States Federal Tax Matters,” the term “United States” means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. “United States person” means (1) any individual who is a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, (3) any estate the income of which is subject to United States federal income taxation regardless of its source or (4) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause (4), to the extent provided in the regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered United States persons. As used herein, the term “non-United States person” means a person who is not a United States person.

Redemption for Tax Reasons

      If (1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, the official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, Delphi becomes or will become obligated to pay additional amounts as described herein under the heading “— Payment of Additional Amounts” or (2) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to Delphi or any affiliate, that results in a substantial probability that Delphi will or may be required to pay such additional amounts, then Delphi may, at its option, redeem, in whole, but not in part, each affected series of the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the relevant Notes, together with interest accrued but unpaid thereon to the date fixed for redemption; provided that Delphi determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No redemption pursuant to (2) above may be made unless Delphi shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” and Delphi shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Delphi is entitled to redeem the Notes pursuant to their terms.

Notices

      Notices to holders of the Notes will be published in certain authorized newspapers in the City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in the City of New York in the Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and transfer agent in Luxembourg and publish notice of any change in the Luxembourg paying agent and transfer agent.

Applicable Law

      The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL TAX MATTERS

      The following is a general discussion of certain material United States federal income tax consequences to persons who acquire the Notes in this Offering. This summary is not a complete description of all tax consequences that may be relevant to owners of the Notes and, in particular, does not address tax considerations that may affect the treatment of subsequent purchasers of the Notes or certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, private foundations, and investment companies. In addition, no information is provided herein with respect to tax consequences under any foreign, state or local laws. Investors are advised to consult their own tax advisors for specific advice regarding their particular situation and all relevant tax matters, including taxes other than United States federal taxes.

      The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and Internal Revenue Service (“IRS”) rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change at any time by legislative, judicial or administrative action. Any such change may be applied retroactively. The discussion does not consider the particular facts or circumstances of any particular owner of the Notes. We have not sought and will not seek any rulings from the IRS with respect to any of the matters discussed therein.

United States Taxation of United States Persons

      Payments of Interest. Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received, in accordance with such person’s method of accounting for tax purposes.

      Sale or Redemption of the Notes. Upon a sale or redemption of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale or redemption, and such person’s adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. A United States person’s adjusted tax basis in a Note generally will equal the cost of the Note to such person.

      In general, gain or loss realized on a sale or redemption of a Note will be capital gain. Such gain will be long-term capital gain if at the time of such sale or redemption, the Note has been held as a capital asset for more than 12 months. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary gain or loss is also relevant for other purposes, including, among other things, limitations on the deductibility of capital losses.

United States Taxation of Non-United States Persons

      In the opinion of Drinker Biddle & Reath LLP, as tax counsel to Delphi, under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

(1) payments of principal and interest on any of the Notes that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

(x) (a) the beneficial owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Delphi entitled to vote, (ii) is not a “controlled foreign corporation,” within the meaning of the Code, that is related to Delphi through stock ownership, and (iii) is not a bank that acquired the Notes in consideration of an extension of credit to Delphi made pursuant to a loan agreement entered into in the ordinary course of business, and

(b) either (i) the beneficial owner certifies, under penalties of perjury, on IRS Form W-8BEN or W-8EXP or suitable substitute, that he is not a United States person and provides his name and address or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the securities certifies, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, if any such financial intermediary is a foreign intermediary that is not a “qualified” foreign intermediary (as defined in applicable Treasury regulations), furnishes the payor with a copy of such statement by the beneficial owner;

(y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the security or such owner’s agent provides an appropriate IRS Form W-8BEN claiming the exemption; or

(z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the security or such owner’s agent provides an appropriate IRS Form W-8ECI to that effect;

provided that in each such case, the IRS Form W-8BEN, W-8EXP, W-8ECI or suitable substitute is delivered pursuant to applicable procedures and is properly transmitted in a timely manner to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge or reason to know that the certification or any statement on the IRS Form is false;

(2) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale or redemption of a Note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

(3) a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of the individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Delphi entitled to vote and the interest on the Note would not have been effectively connected with a United States trade or business of the individual.

      Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a beneficial owner who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest were earned by a United States person.

      Treasury regulations also require, in the case of notes owned by the foreign partnership, that (1) the certification described above be provided by the partners rather than by the foreign partnership (unless the foreign partnership agrees to become a withholding foreign partnership) and (2) the partnership provides certain information. In addition, there are special rules applicable to intermediaries. A look-through rule applies in the case of tiered partnerships.

      Each holder of Notes who is a non-United States person should be aware that if he does not properly provide the required IRS Form, or if a required IRS Form (or, if permissible, a copy of such Form) is not properly transmitted to and received by the person otherwise required to withhold United States federal income tax, interest on the Notes may be subject to United States withholding tax at a 30% rate (or backup withholding at a 31% rate, as discussed below) and the holder (including the beneficial owner) will not be entitled to any additional amounts from Delphi described above under the heading “Description of the Notes — Payment of Additional Amounts” with respect to such withholding tax. Such withholding tax, however, may in certain circumstances be allowed as a refund or as a credit against the Note owner’s United States federal income tax.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply to payments of principal and interest made on any of the Notes and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and “backup withholding” at a rate of 31% will apply to such payments or proceeds if the holder fails to provide an accurate taxpayer identification number in the manner required on IRS Form W-9 or to report all interest and dividends required to be shown on his federal income tax returns. Backup withholding is not a separate tax, but is allowed as a refund or credit against the Note owner’s United States federal income taxes, provided the necessary information is furnished to the IRS.

      Backup withholding will not apply to payments made by Delphi or a paying agent on a Note to a non-United States person if the IRS Form or other certifications described in the preceding section have been provided under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect. However, interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner.

      Payments to a non-United States person of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership more than 50% of the capital or income of which is owned by one or more United States persons or which engages in a United States trade or business. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies on IRS Form W-8BEN, Form W-8EXP or a suitable substitute that he is a non-United States person and that he satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

UNDERWRITING

      We are selling the Notes to the underwriters named below pursuant to an underwriting agreement dated           , 2001. Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation are acting as joint bookrunners. Subject to certain conditions, we have agreed to sell to each of the underwriters, and each of the several underwriters has severally agreed to purchase, the principal amount of Notes set forth in the following tables:

Principal
Amount
Underwriter	of Notes

Bear, Stearns & Co. Inc.	$

Credit Suisse First Boston Corporation

Chase Securities Inc.

Salomon Smith Barney Inc.

Banc of America Securities LLC

Dresdner Kleinworth Benson North America LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

The Williams Capital Group, L.P.

Total	$

      Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the Notes, then they are obligated to purchase all of the Notes. The Notes are a new issue of securities with no established trading market. We intend to apply for listing of the Notes on the Luxembourg Stock Exchange. We cannot guarantee that application to the Luxembourg Stock Exchange will be approved, and sale of the Notes is not conditioned on obtaining this listing. We have been advised by the underwriters that the underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of any trading market for the Notes.

      We have been advised that the underwriters propose initially to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to offer some of the Notes to certain dealers at the public offering price less a concession not in excess of      % of the principal amount of the Notes. The underwriters may allow, and these dealers may reallow, concessions not in excess of      %. After the initial public offering, the underwriters may change the public offering prices, concessions and discounts.

      The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

      Each of the underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of such underwriter, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Delphi except as set forth in the underwriting agreement.

      Each underwriter has represented and agreed that it and its affiliates (a) have not offered or sold, and, prior to the expiration of the period of six months from the closing date for the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) have complied and will comply with all applicable provisions of the Financial

Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (c) have only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such documents may otherwise lawfully be issued or passed on.

      Each underwriter has confirmed that it understands that the Notes have not been and will not be registered under the Securities and Exchange Law. Accordingly, each underwriter has represented and agreed that it will not offer or sell, directly or indirectly, any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

      Each underwriter has represented and agreed that it has not offered, sold, transferred or delivered the Notes and will not offer, sell, transfer or deliver the Notes in The Netherlands, other than to individuals or legal entities who, or which, trade or invest in securities in the conduct of a profession or business (including, but not limited to, banks, brokers, dealers, asset management companies, investment funds, insurance companies, pension funds, other institutional investors and treasury departments of large enterprises).

      Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

      In connection with the offering of the Notes, the underwriters may, to the extent permitted by applicable law, engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

      Certain underwriters have agreed to reimburse Delphi for certain expenses incurred by Delphi in connection with the offering of the Notes. We currently estimate that our share of the total expenses of the offering of the Notes, excluding underwriting discounts and commissions, will be approximately $          .

      In the ordinary course of their respective businesses certain of the underwriters and their affiliates have engaged and may in the future engage in various other banking and financial services for and commercial transactions with Delphi and its affiliates.

      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the underwriters may be required to make in respect of such liabilities.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

      By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

      The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

      All of the issuer’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

      A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

      Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

WHERE YOU CAN FIND INFORMATION

      The SEC allows us to “incorporate by reference” the information filed with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement,

•	we can disclose important information to you by referring you to those documents, and

•	later information that we file with the SEC will automatically update and supercede this incorporated information.

      For a description of where you can find information about the documents incorporated by reference and other information on Delphi, see page 3 of the accompanying prospectus. Included in the documents incorporated by reference are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2000;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

•	Our Proxy Statement dated March 16, 2001.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:

•	any reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any reports filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

      You should rely only on information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that this information appearing in this prospectus supplement is accurate as of the date on the front of the documents. Our business, financial conditions, results of operations and other information may have changed since that date.

      You may request a copy of any filings (except exhibits, unless the exhibits are specifically incorporated) referred to above at no cost by contacting us at 5725 Delphi Drive, Troy, Michigan 48098, United States; Attn: Investor Relations, (248) 813-2000 or by accessing our website at www.delphiauto.com. Except for these filings, the information on our website is not part of this prospectus supplement.

LISTING AND GENERAL INFORMATION

      Application will be made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, Delphi’s Amended and Restated Certificate of Incorporation and Bylaws and a legal notice relating to the issuance of the Notes will be deposited prior to listing with the Greffier en Chef du Tribunal d’Arrondissement de et á Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and Delphi’s current Annual and Quarterly Reports, as well as all future Annual Reports and Quarterly Reports, so long as any of the Notes are outstanding, will be made available for inspection during normal business hours at the main office of Banque Internationale a Luxembourg S.A. in Luxembourg. Banque Internationale a Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and Delphi and the holders of the Notes. In addition, copies of the Annual Reports and Quarterly Reports of Delphi and all other documents incorporated by reference in this prospectus supplement and the accompanying prospectus may be obtained free of charge at such office.

      Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of Delphi since March 31, 2001.

      Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any or our subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes under this prospectus supplement.

      Delphi accepts responsibility for the information contained in relation to Delphi and the provisions of the Notes in this prospectus supplement and the accompanying prospectus.

      Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of Delphi on May 2, 2001.

      The Notes have been assigned Euroclear, Clearstream, and Luxembourg Common Code No.           , International Security Identification No. (ISIN)           and CUSIP No.           .

LEGAL MATTERS

      The legality of the Notes, as well as certain other legal matters, will be passed upon for Delphi by Drinker Biddle & Reath LLP. O’Melveny & Myers LLP will act as counsel for the underwriters. Certain legal matters relating to the federal tax consequences of the issuance of the Notes and other matters relating thereto will be passed upon for Delphi by Drinker Biddle & Reath LLP.

PRINCIPAL OFFICE OF

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
5725 Delphi Drive
Troy, Michigan 48098

TRUSTEE

Bank One Trust Company, N. A.
Corporate Trust Office
Bank One Plaza
Chicago, Illinois 60670-0126

LUXEMBOURG STOCK EXCHANGE LISTING AGENT

AND PAYING AGENT AND TRANSFER AGENT
Banque Internationale à Luxembourg S.A.
69 route d’Esch
L-1470 Luxembourg

LEGAL ADVISERS

To Delphi Automotive Systems Corporation as to United States Law	To Delphi Automotive Systems Corporation as United States Tax Counsel	To the underwriters as to United States Law

Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103	Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103	O’Melveny & Myers LLP Citigroup Center 153 East 53rd Street New York, NY 10022

AUDITORS TO

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
Deloitte & Touche LLP
600 Renaissance Center
Suite 900
Detroit, Michigan 48243-1704

PROSPECTUS

U.S. $2,500,000,000

[LOGO]

Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, Michigan 48098
(248)813-2000

Debt Securities

     We may offer to sell up to U.S. $2,500,000,000 of our debt securities in one or more offerings. In this prospectus, we describe generally the terms of these securities. We will describe the specific terms of the securities that we offer in a supplement to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering.

     See “Risk Factors” on page 5 for information you should consider before buying these securities.

     The Securities and Exchange Commission and State Securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 1999.

      You should rely only on the information incorporated by reference or contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

      In this prospectus, “we”, “us”, “our” and the “Company” each refers to Delphi Automotive Systems Corporation.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000. We provide information to you about these securities in three documents that progressively provide more detail:

1.	This prospectus, which contains general information that may or may not apply to each offering of securities.

2.	The applicable prospectus supplement, which will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, as amended, you should rely on the different information in the applicable prospectus supplement.

3.	The pricing supplement, if applicable, will provide final details about a specific offering and the terms of the offered securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read both this prospectus and any prospectus supplement or pricing supplement together with any additional information described under the heading “Where You Can Find More Information” to learn more about the Company and the securities offered.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661. For further information on the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also inspect our SEC filings at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

      We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-14787), and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus.

      We will provide without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:

Delphi Automotive Systems Corporation
Attn: Investor Relations
5725 Delphi Drive
Troy, Michigan 48098
Telephone Number: (248)813-2000

      This prospectus contains or incorporates by reference forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Delphi’s industry, our beliefs and assumptions. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Many of these risks and uncertainties will be described with particularity in the applicable prospectus supplement. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus or the prospectus supplement containing such forward-looking statements. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or the applicable prospectus supplement, or to reflect the occurrence of unanticipated events.

THE COMPANY

      We are the world’s largest and most diversified supplier of components, integrated systems and modules to the automotive industry, with 1998 net sales of $28.5 billion. We have become a leader in the global automotive parts industry by capitalizing on the extensive experience we have gained as the principal supplier of automotive parts to General Motors, the world’s largest manufacturer of automotive vehicles. We are primarily a “Tier 1” supplier, which means that we generally provide our products directly to automotive vehicle manufacturers. We also sell our products to the worldwide aftermarket for replacement parts and to customers other than vehicle manufacturers.

      Before the initial public offering of our common stock in February 1999, we were a wholly-owned subsidiary of General Motors. General Motors now owns approximately 82.3% of our outstanding common stock and the public owns the rest. Several years ago, we began to transform our Company from a North America-based, captive component supplier to General Motors into a global supplier of components, integrated systems and modules for a wide range of customers. We now sell our products to every major manufacturer of light vehicles in the world. We have also established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      Through our experience with General Motors, we have developed a sophisticated understanding of the design, engineering, manufacture and operation of all aspects of the automotive vehicle. We have both extensive, technical expertise in a broad range of product lines and strong systems integration skills, which enable us to provide comprehensive, systems-based solutions for our customers. We believe that we are one of the leading Tier 1 suppliers in each of our focused product areas. We operate our business along three major product sectors which work closely together to coordinate our product development and marketing efforts. Our three product sectors are: Electronics & Mobile Communication, which includes our automotive electronics and audio and communication systems; Safety, Thermal & Electrical Architecture, which includes our interior, thermal and power and signal distribution products; and Dynamics & Propulsion, which includes our energy and engine management, chassis and steering products.

      Our Company was incorporated in Delaware in late 1998 in preparation for our initial public offering and for the separation of our business from General Motors effective as of January 1, 1999, when we acquired the assets and assumed the liabilities of the business of the Delphi Automotive Systems business sector of General Motors.

      General Motors has announced that it currently plans to complete its divestiture of our Company later in 1999 by distributing all of its shares of our common stock to the holders of General Motors’ $1- 2/3 common stock. General Motors currently expects to accomplish this distribution through a split-off (such as an exchange offer by General Motors in which holders of General Motors’ $1- 2/3 common stock would be invited to tender shares of that stock to General Motors in exchange for the 465 million shares of our common stock held by General Motors), a spin-off or some combination of both transactions. General Motors has sole discretion to determine the timing, structure and terms of the distribution. We have agreed to cooperate with General Motors in all respects to complete the divestiture because we believe that our complete separation from General Motors will enhance our ability to pursue our business strategy. General Motors is not, however, obligated to complete the divestiture and we cannot assure you as to whether or when it will occur.

RISK FACTORS

      You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement before making an investment decision. The risks and uncertainties described in the applicable prospectus supplement are not the only ones facing our Company. Additional risks and uncertainties not currently known to us or that we currently think are immaterial may also impact our business operations.

USE OF PROCEEDS

      Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities to repay portions of the indebtedness outstanding under our revolving credit facilities or for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges were 6.4, 6.8, 4.3 and 1.7 for the years ended December 31, 1994, 1995, 1996 and 1997, respectively. Fixed charges exceeded earnings by $320 million for the year ended December 31, 1998, resulting in a ratio of less than one.

      Our earnings available for fixed charges for the years ended December 31, 1998, 1997 and 1996 were impacted by a number of special items which management views as non-recurring in nature. The special items included charges associated with our evaluation of the competitiveness of our business, divestitures and plant closing charges as well as work stoppages at certain General Motors and Delphi locations. Excluding the impact of these special items, our ratio of earnings to fixed charges would have been 4.6, 6.3 and 7.0 for the years ended December 31, 1998, 1997 and 1996, respectively. For more information on special items and work stoppages, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Special Items and Work Stoppages” and Note 3 to our consolidated financial statements included in our 1998 Annual Report on Form 10-K incorporated herein by reference.

      Our ratio of earnings to fixed charges for each of the periods indicated has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. Earnings have been adjusted to exclude equity earnings of non-consolidated affiliates and include cash distributions received from non-consolidated affiliates. This ratio includes the earnings and fixed charges of the Company and its consolidated subsidiaries. Fixed charges primarily include interest expense and amortization of debt expense.

DESCRIPTION OF DEBT SECURITIES

      We describe in this section the general terms that will apply to any particular series of debt securities that the Company may offer in the future. When the Company issues a particular series, we will describe in the prospectus supplement that relates to the series (i) the specific terms of the debt securities and (ii) the extent to which the general terms described in this section apply to the debt securities of that series.

      The Company expects to issue the debt securities under an Indenture with The First National Bank of Chicago as Trustee, which is included as an exhibit to the registration statement of which this prospectus forms a part. In the discussion that follows, we summarize particular provisions of the Indenture and include the relevant section numbers of the Indenture in parentheses. Our discussion of Indenture provisions is not complete; you should read the Indenture for a more complete understanding of the provisions we describe.

      The aggregate principal amount of debt securities that the Company may issue under the Indenture is unlimited. (Section 2.01)

General

      Each prospectus supplement relating to a particular series of debt securities that the Company offers will describe the specific terms of the series of debt securities. Those specific terms will include some or all of the following:

(i) the designation of the debt securities;

(ii) the authorized denominations if other than $1000 (or integrals of $1000) for registered debt securities and if other than $5000 for unregistered securities, and any limit on the aggregate principal amount of the debt securities;

(iii) the percentage of their principal amount at which the debt securities are issued;

(iv) the maturity date or dates of the debt securities (or the manner of determining the maturity date);

(v) the annual interest rate or rates, if any, which may be fixed or variable; and the manner of calculating any variable interest rate;

(vi) the date or dates from which interest, if any, will accrue (or the method of determining such date or dates), and the interest payment dates and their associated record dates;

(vii) whether the Company may redeem the debt securities and, if so, the redemption date or dates, redemption price or prices, and other applicable terms of redemption;

(viii) any mandatory or optional sinking fund or analogous provisions;

(ix) provisions for the defeasance of the debt securities;

(x) the form in which we will issue debt securities (registered or bearer), any restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in either form;

(xi) whether and under what circumstances the Company will pay additional amounts on debt securities held by a person who is not a United States person (as defined in the prospectus supplement) in respect of specified taxes, assessments or other governmental charges withheld or deducted; and if so, whether the Company has the option to redeem the affected debt securities rather than pay such additional amounts;

(xii) if other than U.S. dollars, the currency or currencies for which the debt securities may be purchased and the currency in which the principal of, premium, if any, and interest, if any, on the debt securities is payable;

(xiii) any exchanges on which the debt securities are listed;

(xiv) whether the debt securities are to be issued in book-entry form and, if so, the identity of the depositary for such book-entry debt securities;

(xv) the place or places where the principal of, premium, if any, interest, if any, and certain additional amounts required in respect of taxes owed to holders of the debt securities, if any, on the debt securities is payable;

(xvi) if the amount of principal of and interest on the debt securities may be determined with reference to an index based on a currency other than that in which the debt securities are denominated, the manner of determining such amounts;

(xvii) the portion of the principal amount (if other than the principal amount) of the debt securities payable upon declaration of acceleration of their maturity date;

(xviii) the form and terms of any certificates, documents or conditions required for the issuance of debt securities in definitive form;

(xix) any trustees, depositories, authenticating or paying agents, transfer agents, registrars or any other agents with respect to the debt securities;

(xx) any other specific terms of the debt securities, including any additional covenants and any terms that may be required or advisable under applicable laws or regulations. (Section 2.01)

      The debt securities will be unsecured and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company (other than obligations preferred by mandatory provisions of law).

      Unless we say otherwise in a prospectus supplement, holders of debt securities may present them for transfer (unless the debt securities are issued in book-entry form) or payment at the office of the Trustee, One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126. The Company may, however, pay the interest on registered debt securities by mailing checks to the holders of those debt securities at the addresses listed in the Company’s register or, for holders of at least U.S. $10,000,000 aggregate principal amount of debt securities, by wire transfer of immediately available funds. (Sections 4.01 and 4.02) The Company will not levy a service charge for any transfer or exchange of registered debt securities, but may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.05)

      Holders of debt securities in bearer form (together with any coupons attached to them) must physically present such debt securities or coupons for payment, subject to any applicable laws and regulations, at one of the paying agencies that the Company maintains in a city or cities located outside the United States. (Sections 4.01 and 4.02) Debt securities in bearer form (except for temporary bearer securities) and any coupons attached to them will be transferable by delivery. (Section 2.05)

      The Company may issue some of the debt securities as discounted debt securities (bearing no interest or interest at a rate that is below market at the time of issuance), which are sold at a substantial discount below their stated principal amount. When an event of default occurs with respect to a particular series of debt securities, the amount that the holders of such series may declare to be immediately due and payable will be less than the principal amount in the case of discounted debt securities. (Section 6.01)

      If a prospectus supplement specifies that the debt securities will have a redemption option, the “Option to Elect Repurchase” will constitute an issuer tender offer under the Exchange Act of 1934, as amended. The Company will comply with all issuer tender offer rules and regulations under the Securities Exchange Act of 1934, as amended, if such redemption option is elected, including making any required filings with the Securities and Exchange Commission and furnishing certain information to the holders of the debt securities.

Book-Entry Securities— Delivery and Form

      Some or all of the debt securities of a series may be issued in the form of one or more global securities, each of which will have an aggregate principal amount equal to the aggregate principal amount of the debt securities that it represents. Each global security will be deposited with a depositary (to be specified in the applicable prospectus supplement) or its nominee, and, if in registered form, registered in the name of the depositary or the depositary’s nominee. Each depositary for a global security in registered form must be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and any other applicable statute or regulation. (Section 2.03)

      The beneficial owner of a debt security represented by a global security in bearer form may exchange its interest in the global security for a debt security or debt securities in either bearer or registered form of any authorized denomination, subject to the rules of the depositary. (Section 2.10)

      We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement.

Certain Covenants

      In this section we describe the principal covenants that will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. We make use of several defined terms; the associated definitions are located at the end of this section.

Limitation on Liens.

      The Indenture provides that the Company will not, and will not permit any of its Manufacturing Subsidiaries to, issue or assume any Debt secured by a Mortgage upon any Domestic Manufacturing Property of the Company or of any Manufacturing Subsidiary, or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether that Domestic Manufacturing Property, those shares of stock or that indebtedness are then currently owned or later acquired) without providing at the same time that the Company issues or assumes any such Debt that the debt securities (together with any other indebtedness of the Company or the Manufacturing Subsidiary ranking equally with the debt securities then existing or later created) will be secured equally and ratably with such Debt.

      The foregoing restriction does not, however, apply if the aggregate amount of Debt that the Company or any Manufacturing Subsidiary issues or assumes and so secures by Mortgages, together with (i) all other Debt of the Company and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (v) of the immediately following paragraph and not including Permitted Receivables Financings, and (ii) all Attributable Debt of the Company and its Manufacturing Subsidiaries in respect of sale and lease-back transactions, does not at the time exceed 15% of Consolidated Net Tangible Assets as shown on the audited consolidated financial statements for the most recently completed fiscal year.

      In addition, the covenant described in the first paragraph above does not apply to:

(i) Mortgages on property, shares of stock or indebtedness of any corporation or other entity existing at the time (a) that the corporation or other entity becomes a Manufacturing Subsidiary or (b) of a sale, lease or other disposition of all or substantially all of the properties of the corporation or other entity to the Company or a Manufacturing Subsidiary;

(ii) Mortgages on property that exist at the time the Company or a Manufacturing Subsidiary acquires the property; or Mortgages to secure (a) the payment of all or part of the purchase price of such property when the Company or a Manufacturing Subsidiary acquires it, (b) any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of its purchase price, or (c) any Debt incurred for the purpose of financing the Company’s or a Manufacturing Subsidiary’s cost of improvements to such acquired property;

(iii) Mortgages securing a Manufacturing Subsidiary’s Debt to the Company or to another Subsidiary;

(iv) Mortgages on property of the Company or a Manufacturing Subsidiary in favor of:

(a) the United States of America or any State,

(b) any department, agency or instrumentality or political subdivision of the United States of America or any State, or

(c) any other country, or any political subdivision of any other country,

in connection with financing arrangements between the Company or a Manufacturing Subsidiary and any of the foregoing governmental bodies or agencies, to the extent that Mortgages are required by the governmental programs under which those financing arrangements are made, to secure partial, progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction of the property subject to such Mortgages;

(v) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (iv), as long as (a) the principal amount of Debt secured by any such Mortgage does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (b) the extension, renewal or replacement is limited to all or a part of the property (including improvements) that secured the Mortgage being extended, renewed or replaced. (Section 4.06)

Limitation on Sale and Lease-Back.

      The Indenture provides that the Company will not, and will not permit any Manufacturing Subsidiary to, enter into any arrangement with any person in which the Company or a Manufacturing Subsidiary leases from such person any Domestic Manufacturing Property that (i) the Company or the Manufacturing Subsidiary owns on the date that the debt securities are originally issued and (ii) the Company or the Manufacturing Subsidiary has sold or will sell to such person (except for temporary leases having a maximum term of three years and except for leases between the Company and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), unless either:

(i) The Company or the Manufacturing Subsidiary could, under the covenant on limitation on liens described above, issue, assume, extend, renew or replace Debt secured by a Mortgage on the Domestic Manufacturing Property equal in amount to the Attributable Debt in respect of such sale and lease-back arrangement without equally and ratably securing the debt securities; however, on and after the date that the sale and lease-back arrangement becomes effective, the Attributable Debt in respect of such sale and lease-back arrangement would be deemed for all purposes under the covenant on limitation on liens described above and the covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (v) of this description of such covenant), or

(ii) Within 180 days of the effective date of the sale and lease-back arrangement, the Company applies a cash amount equal to the Attributable Debt in respect of the arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity) of Debt of the Company or any Manufacturing Subsidiary (other than Debt owned by the Company or any Manufacturing Subsidiary) that by its terms matures at, or is extendible or renewable at the borrower’s option to a date more than twelve months after the date of the creation of such Debt. (Section 4.07)

Limitation on Consolidation, Merger, Sale or Conveyance.

      The Indenture provides that the Company will not merge or consolidate with any other entity, and will not sell or convey all or substantially all of its assets to any person or entity, unless:

(i) Either the Company is the surviving corporation, or if not, the successor entity is organized under the laws of the United States or any State and expressly assumes, by executing a supplemental indenture, (a) the obligation to pay the principal of, premium, if any, interest, if any, and any other additional amounts, on all the debt securities and any coupons and (b) the performance of all of the Company’s covenants and the satisfaction of all the conditions to be satisfied by the Company under the Indenture;

(ii) Immediately after the merger, consolidation, sale or conveyance is effective, no event of default under the Indenture will have occurred or be continuing; and

(iii) The Company delivers to the Trustee under the Indenture a certificate and legal opinion each stating that the merger, consolidation, sale or conveyance, any supplemental indenture, and any assumption by the successor entity of the Company’s obligations described above, complies with the requirements set forth in Article Eleven of the Indenture regarding the Company’s ability to carry out a merger, consolidation, sale or conveyance of assets. (Section 11.01)

Definitions Applicable to Covenants.

      The following definitions will apply to the covenants summarized above:

(i) “Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of the Company), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(ii) “Consolidated Net Tangible Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its consolidated Subsidiaries less (i) all current liabilities and (ii) goodwill, trade names, patents, unamortized debt discount, organization expenses and other like intangibles of the Company and its consolidated Subsidiaries.

(iii) “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(iv) “Domestic Manufacturing Property” means any manufacturing plant or facility owned by the Company or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by the Company and its consolidated affiliates as an entity.

(v) “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by a successor entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

(vi) “Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Domestic

Manufacturing Property and (C) in which the Company’s investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $1 billion as shown on the books of the Company as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include any Subsidiary that is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to the Company or others or that is principally engaged in financing the Company’s operations outside the continental United States of America.

(vii) “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(viii) “Non-Recourse Debt” means all Debt which, in accordance with GAAP, is not required to be recognized on a consolidated balance sheet of the Company as a liability.

(ix) “Permitted Receivables Financings” means, at any date of determination, the aggregate amount of any Non-Recourse Debt outstanding on such date relating to securitizations or other similar off-balance sheet financings of accounts receivable of the Company or any of its Subsidiaries.

(x) “Subsidiary” means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries. (Section 4.07)

Defeasance

      If the terms of a particular series of debt securities provide for defeasance of those debt securities, the Company may, at its option, (i) discharge its obligations under the Indenture with respect to, and the entire indebtedness on all the outstanding debt securities of, that series or (ii) not comply with any term, provision, condition or covenant contained in the Indenture with respect to that series, in each case by:

(i) depositing with the Trustee funds, or obligations issued or guaranteed by the United States of America, sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of the series, or fulfilling other terms and conditions of the satisfaction and discharge of the debt securities of the series;

(ii) paying all other sums payable with respect to the outstanding debt securities of the series;

(iii) delivering to the Trustee a legal opinion confirming that the holders of the outstanding debt securities and any related coupons will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance of their debt securities; and

(iv) delivering to the Trustee an officer’s certificate and legal opinion each confirming that the Company has complied with all conditions relating to defeasance of the debt securities contained in the Indenture. (Section 12.02)

Modification of the Indenture

      The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the debt securities to (a) evidence the assumption by a successor corporation of the obligations of the Company, (b) add covenants for the protection of the holders of the debt securities, (c) add or change any of the provisions of the Indenture to permit or facilitate the issuance of debt securities of any series in bearer form and to provide for the exchange of debt securities in bearer form with registered debt securities, (d) cure any ambiguity or correct any inconsistency in the Indenture or in a supplemental indenture, (e) transfer, assign, mortgage or pledge any property to or with the Trustee, (f) establish the form or terms of debt securities of any series as permitted by the terms of the Indenture, (g) evidence the acceptance of appointment by a successor trustee and (h) change or eliminate provisions of the Indenture where the changes or eliminations do not apply to any debt security outstanding and become effective only when there is no debt security outstanding of a series created before the execution of the supplemental indenture that is entitled to the benefit of the provision being changed or eliminated. (Section 10.01)

      The Indenture also provides that the Company and the Trustee may enter into a supplemental indenture to modify the Indenture, any supplemental indenture or the rights of the holders of the debt securities issued under either such Indenture or supplemental indenture, with the consent of the holders of not less than a majority in principal amount of the debt securities of all series at the time outstanding that are affected by that modification (voting as one class) if the modification does not:

(i) (a) change the fixed maturity of any debt securities, (b) reduce their principal amount or premium, if any, (c) reduce the rate or extend the time of payment of interest or any additional amounts payable on the debt securities, (d) reduce the amount due and payable upon acceleration of the maturity of the debt securities or the amount provable in bankruptcy or (e) make the principal of, or any interest, premium or additional amounts on, any debt security payable in a coin or currency different from that provided in the debt security,

(ii) impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity of the debt securities, or

(iii) reduce the requirement, stated above, for the consent of the holders of the debt securities to any modification described above, or the percentage required for the consent of the holders to waive defaults, without the consent of the holder of each debt security so affected. (Section 10.02)

Events of Default

      An event of default with respect to any series of debt securities is defined in the Indenture as: (a) default in payment of any principal or premium, if any, on the series; (b) default for 30 days in payment of any interest or additional amounts due with respect to the series; (c) default for 90 days after notice in performance of any other covenant or agreement applicable to the debt securities or contained in the Indenture; (d) default by the Company or any Significant Subsidiary in any payment of $25,000,000 or more of principal of or interest on any Debt or in the payment of $25,000,000 or more on account of any guarantee in respect of Debt, beyond any period of grace that may be provided in the instrument or agreement under which such Debt or guarantee was created (for these purposes, the term “Significant Subsidiary” is defined as any Subsidiary of the Company that, at any time, has at least 5% of the consolidated revenues of the Company and its Subsidiaries at such time as reflected in the most recent annual audited consolidated financial statements of the Company; the term “Subsidiary” is defined as in our description of the covenants under the Indenture); or (e) certain events of bankruptcy, insolvency or reorganization. (Section 6.01)

      If an event of default under clause (a), (b), (c) or (d) above occurs with respect to any series, the Trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding affected by the event of default may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all debt securities of the affected series to be due and payable. (Section 6.01)

      If an event of default under clause (e) above occurs, the Trustee or the holders of at least 25% in aggregate principal amount of all the debt securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all outstanding debt securities not already due and payable to be due and payable. (Section 6.01)

      If the principal amount of debt securities has been declared due and payable, the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series (or of all the outstanding debt securities) may waive any event of default with respect to that series (or with respect to all outstanding debt securities) if:

(i) The Company deposits with the Trustee all required payments on the debt securities, plus certain fees, expenses, disbursements and advances of the Trustee and

(ii) all defaults under the Indenture have been remedied. (Section 6.01)

      The holders of a majority in aggregate principal amount of the debt securities of a particular series may also waive any default with respect to that series and its consequences, except a default:

(i) in the payment of principal of, or any premium, interest or additional amounts on, any debt securities of that series or

(ii) in respect of a covenant or provision in the Indenture that may not be modified without the consent of the holders of each outstanding debt security that would be affected by the modification. (Section 6.06)

      The Indenture provides that the Trustee may withhold notice of any default to the securityholders (except for default in the payment of principal or any premium, interest or additional amounts) if it considers it in the interests of the securityholders to do so. (Section 6.07)

      Subject to the provisions of the Indenture relating to the duties of the Trustee when an event of default occurs, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless those securityholders have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02)

      Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the debt securities of all series affected by the occurrence of an event of default (voting as one class) at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 6.06)

Concerning the Trustee

      The First National Bank of Chicago is the Trustee under the Indenture. The First National Bank of Chicago acts as depositary for funds of, makes loans to, acts as trustee and performs certain other services for, the Company and certain of its subsidiaries and affiliates in the normal course of its business.

PLAN OF DISTRIBUTION

      We may sell the securities from time to time: (i) directly to purchasers, (ii) through agents, (iii) through underwriters or dealers or (iv) through a combination of these methods.

General

      Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933, as amended. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement.

Agents

      We may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Underwriters

      If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

      Unless the applicable prospectus supplement or pricing supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that the Company and the underwriters will enter into. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement or pricing supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

Dealers

      We may sell the offered securities to dealers as principals, who may then resell such securities to the public either at varying prices determined by such dealers or at a fixed offering price agreed to with the Company.

Remarketing Firms

      We may sell securities to one or more remarketing firms, acting as principals for their own accounts or as agents for the Company, who will remarket the securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of such securities.

Direct Sales

      We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

      We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

      We will enter into such delayed delivery contracts only with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification

      We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

      Each series of offered debt securities will be a new issue and will have no established trading market. We may elect to list any series of offered debt securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure that the securities will have a liquid trading market.

      Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

EXPERTS

      The financial statements incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

      Unless we indicate otherwise in the applicable prospectus supplement, Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, will issue an opinion about the legality of the securities that we are offering in this prospectus. We will also provide in the applicable prospectus supplement the name of counsel that will issue an opinion as to certain legal matters for any underwriters, dealers or agents.